Exhibit 99.1

Tabula Rasa HealthCare Announces First Quarter 2018 Operating Results

First Quarter 2018 Revenue of $43.9 million, growth of 57%; 2018 Revenue Guidance Increased

MOORESTOWN, N.J., May 8, 2018 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ: TRHC), a healthcare technology company advancing the field of medication safety, today announced its financial results for the first quarter ended March 31, 2018.

“The momentum we experienced at the end of last year has continued, resulting in a very strong start for Tabula Rasa in 2018,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer. “Once again, we saw solid performance across all of our business metrics in the first quarter, and we continued to raise awareness with respect to our solutions and their potential benefits to the broader healthcare industry. Subsequent to the end of the quarter, we launched our Optimized Opioid Solution to predict and prevent unintentional opioid abuse, directly addressing one of the most critical health concerns in America today.”

Dr. Knowlton continued, “Opportunities stemming from our September 2017 acquisition of SinfoníaRx have continued to unfold as we gain access to additional health plan customers and expand our MRM solution into this new market. Furthermore, we believe the favorable regulatory changes coming out of Washington related to the opioid misuse epidemic, as well as changes to the recognition of MTM expenses in the Medicare Part D program will positively impact our business, and we look forward to the multitude of opportunities ahead of us.”

Financial Performance for the Three Months Ended March 31, 2018

Effective January 1, 2018, TRHC adopted the new revenue recognition accounting standard, Accounting Standards Codification (“ASC”) 606, "Revenue from Contracts with Customers", utilizing the full retrospective transition method. All 2017 financial results have been adjusted to reflect the change. Additional details regarding the new revenue recognition policy and its effect on TRHC’s financial results will be available in TRHC’s Quarterly Report on Form 10-Q for the first quarter of the 2018 fiscal year that will be filed with the Securities and Exchange Commission on May 9, 2018.

All comparisons, unless otherwise noted, are to the three months ended March 31, 2017.

•

Total revenue was $43.9 million, an increase of 57.1%. Total revenue included product revenue of $27.2 million, an increase of 23.9% largely driven by expansion from existing clients and the onboarding of a new client in the first quarter. Service revenue was $16.8 million, an increase 177.7% that was driven by expanded services offered to existing clients as well as the contribution of the SinfoníaRx (“SRx”) business which was acquired in September of 2017. SRx generated revenue of $9.3 million in the first quarter of 2018.

•

Gross margin, excluding depreciation and amortization expense, was 27.9% compared to 29.7% in 2017. The year-over-year decrease was in line with management’s expectations as the SRx business had a gross margin of less than 30% in the first quarter which is consistent with its historical performance. The lower gross margin in the first quarter results from a qualification period in which health plan members are notified of their eligibility for the medication therapy management benefit and fewer medication reviews are completed as compared to the remaining quarters in the year. TRHC maintains a long-term gross margin target, excluding depreciation and amortization expense, of 35% to 40% over the next three to five years.

•

Non-GAAP Adjusted EBITDA was $4.3 million compared to $3.3 million, an increase of 31.5%. The increase in Non-GAAP Adjusted EBITDA was primarily driven by new and existing client growth in both the PACE market and health plan market.

•	Non-GAAP Adjusted EBITDA margin was 9.8%, down slightly from 11.7%, and was in line with management’s expectation given the limited margin contribution from SRx in the first quarter.
•

Net loss of $18.1 million compared to a net loss of $2.6 million. This net loss was significantly impacted by a charge of $13.5 million due to the change in fair value of acquisition-related contingent consideration for the SRx acquisition. Under ASC 805, “Business Combinations”, contingent consideration liabilities are remeasured at the end of each reporting period to their respective fair values until the contingency is resolved with those changes flowing through earnings. Given the sensitivity of the SRx contingent consideration payment calculation, this remeasurement can produce significant impacts to GAAP net income (loss) that are not reflective of current operating results. The charge recognized in the first quarter of 2018 increased the amount of contingent consideration TRHC expects to pay in connection with the acquisition. This was the result of an increase in the projected EBITDA multiple used to calculate the contingent consideration which may be earned based on SRx’s 2018 financial results and varies based on TRHC’s EBITDA trading multiple. As of March 31, 2018, the SRx contingent consideration liability was $45.3 million with the potential for up to an additional $39.7 million to be earned if the maximum contingent amount is earned, which would flow through as a charge to GAAP net income (loss). Any decreases in the contingent amount will be recorded as GAAP net income. The actual amount of the contingent consideration will be known as of December 31, 2018.

•

Net loss per diluted share was $0.96, compared to net loss per diluted share of $0.16. The net loss per share calculations were based on a diluted share count of 18.8 million for the first quarter of 2018, compared to 16.2 million shares for the same period in 2017.

•	Non-GAAP Adjusted net income per diluted share was $0.10, compared to Non-GAAP Adjusted net income per diluted share of $0.08.
•

Cash at the end of the first quarter was $4.3 million compared to $10.4 million at December 31, 2017. The decrease in cash was primarily due to the final contingent consideration payment made in connection with the 2014 acquisition of Medliance of $1.6 million and $2.9 million used in the share repurchase program. TRHC had $39.6 million available under its line of credit at the end of the first quarter.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Second Quarter 2018 Guidance: Revenue for TRHC’s second quarter in 2018 is expected to be in the range of $46 million to $47 million. Net income is expected to be in the range of $0.4 million to $0.9 million. Adjusted EBITDA is expected to be in the range of $6.0 million to $6.5 million.

Full Year 2018 Guidance: Revenue for fiscal year 2018 is now expected to be in the range of $188 million to $198 million. TRHC now expects a net loss in the range of $7.4 million to $11.4 million. The net loss projection for 2018 does not include any tax effects related to the vesting of restricted stock issued at the time of the initial public offering in the second quarter, the amount will be dependent upon TRHC’s stock price on May 31, 2018. Additionally, any further charges or benefits related to adjustments in contingent consideration with respect to the SinfoníaRx acquisition are not factored in this guidance. Adjusted EBITDA is still expected to be in the range of $28.0 million to $32.0 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its first quarter 2018 performance today, Tuesday, May 8, 2018, at 5:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 1578756 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until May 15, 2018 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 1578756.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. TRHC provides solutions for a range of payers, providers and other healthcare organizations. For more information, visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (“GAAP”), TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net loss plus certain other expenses, which includes interest expense, provision for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net loss attributable to common stockholders before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items as well as adjustments for tax benefits related to the recognition of tax windfall benefits expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends and the financial and operating performance of TRHC. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2018, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2018	2017
Assets	(unaudited)	(as adjusted)
Current assets:
Cash	$4,252	$10,430
Accounts receivable, net	20,372	17,087
Inventories	2,671	2,795
Rebates receivable	348	342
Prepaid expenses	2,227	2,253
Other current assets	3,069	2,544
Total current assets	32,939	35,451
Property and equipment, net	9,873	9,243
Software development costs, net	5,326	5,001
Goodwill	74,584	74,613
Intangible assets, net	60,208	62,736
Other assets	487	788
Total assets	$183,417	$187,832
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,074	$921
Acquisition-related contingent consideration	45,304	1,640
Accounts payable	13,809	16,218
Accrued expenses and other liabilities	13,175	8,988
Total current liabilities	73,362	27,767
Long-term debt	820	784
Long-term acquisition-related contingent consideration	—	31,789
Deferred income tax liability	895	989
Other long-term liabilities	2,567	2,615
Total liabilities	77,644	63,944

Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	146,919	144,074
Treasury stock	(3,825)	(959)
Accumulated deficit	(37,323)	(19,229)
Total stockholders’ equity	105,773	123,888
Total liabilities and stockholders’ equity	$183,417	$187,832

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenue:		(as adjusted)
Product revenue	$27,180	$21,941
Service revenue	16,764	6,036
Total revenue	43,944	27,977
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	20,832	16,892
Service cost	10,832	2,763
Total cost of revenue, exclusive of depreciation and amortization	31,664	19,655
Operating expenses:
Research and development	2,213	1,219
Sales and marketing	2,002	1,230
General and administrative	5,877	6,509
Change in fair value of acquisition-related contingent consideration expense	13,521	21
Depreciation and amortization	4,048	1,765
Total operating expenses	27,661	10,744
Loss from operations	(15,381)	(2,422)
Other expense:
Interest expense	63	76
Total other expense	63	76
Loss before income taxes	(15,444)	(2,498)
Income tax expense	2,650	95
Net loss	$(18,094)	$(2,593)

Net loss attributable to common stockholders, basic and diluted	$(18,094)	$(2,593)
Net loss per share attributable to common stockholders, basic and diluted	$(0.96)	$(0.16)
Weighted average common shares outstanding, basic and diluted	18,789,226	16,238,761

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(18,094)	$(2,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,048	1,765
Amortization of deferred financing costs and debt discount	21	22
Deferred taxes	(94)	95
Stock-based compensation	1,945	3,821
Change in fair value of acquisition-related contingent consideration	13,521	21
Changes in operating assets and liabilities:
Accounts receivable, net	(3,285)	(2,163)
Inventories	124	(110)
Rebates receivable	(6)	(3)
Prepaid expenses and other current assets	(499)	(275)
Other assets	282	(1)
Accounts payable	(1,770)	—
Accrued expenses and other liabilities	4,064	1,296
Other long-term liabilities	(48)	102
Net cash provided by operating activities	209	1,977

Cash flows from investing activities:
Purchases of property and equipment	(1,122)	(865)
Software development costs	(1,060)	(800)
Net cash used in investing activities	(2,182)	(1,665)

Cash flows from financing activities:
Payments for repurchase of common stock	(2,866)	—
Proceeds from exercise of stock options	920	50
Payments for employee taxes for shares withheld	—	(88)
Payments for debt financing costs	(2)	(18)
Payments of equity offering costs	(357)	(132)
Payments of contingent consideration	(1,646)	(1,498)
Repayments of long-term debt	(254)	(166)
Net cash used in financing activities	(4,205)	(1,852)
Net decrease in cash	(6,178)	(1,540)
Cash, beginning of period	10,430	4,345
Cash, end of period	$4,252	$2,805

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
		(as adjusted)
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(18,094)	$(2,593)
Add:
Interest expense	63	76
Income tax expense	2,650	95
Depreciation and amortization	4,048	1,765
Change in fair value of acquisition-related contingent consideration expense	13,521	21
Acquisition-related expense	164	—
Payroll tax expense related to stock option exercises	—	83
Stock-based compensation expense	1,945	3,821
Adjusted EBITDA	$4,297	$3,268

	Three Months Ended March 31,
	2018		2017
	(In thousands except per share amounts)
Reconciliation of diluted net loss per share attributable to common shareholders to Adjusted Diluted EPS
GAAP net loss attributable to common stockholders, basic and diluted, and net loss per share attributable to common stockholders, basic and diluted	$(18,094)	$(0.96)	$(2,593)	$(0.16)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	13,521		21
Amortization of acquired intangibles	2,528		950
Acquisition-related expense	164		—
Payroll tax expense on stock option exercises	—		83
Stock-based compensation expense	1,945		3,821
Impact to income taxes (1)	1,955		(795)
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$2,019	$0.10	$1,487	$0.08

(1) The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended
	March 31,
	2018	2017
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	18,789,226	16,238,761
Adjustments:
Weighted average dilutive effect of stock options	1,557,887	1,498,560
Weighted average dilutive effect of common shares from stock warrants	—	28,773
Weighted average dilutive effect of restricted stock	790,298	461,470
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	21,137,411	18,227,564

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended June 30, 2018		Year Ended December 31, 2018
Reconciliation from Net Income (Loss) Guidance to Adjusted EBITDA Guidance
Net income (loss):	$0.4	$0.9	$(11.4)	$(7.4)
Add:
Interest expense	0.1	0.1	0.4	0.4
Income tax benefit	(0.5)	(0.5)	1.2	1.2
Depreciation and amortization	3.8	3.8	15.5	15.5
Stock-based compensation expense	2.2	2.2	8.6	8.6
Change in fair value of contingent consideration	—	—	13.5	13.5
Transaction based costs	—	—	0.2	0.2
Adjusted EBITDA	$6.0	$6.5	$28.0	$32.0

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829